Exhibit 99.1

Weyerhaeuser announces preliminary results of exchange offer

FEDERAL WAY, Wash. (July 3, 2014) – Weyerhaeuser Company (NYSE: WY) today announced the preliminary results of its exchange offer for Weyerhaeuser common shares in connection with the split-off transaction of its homebuilding business, Weyerhaeuser Real Estate Company (“WRECO”). The exchange offer was in connection with the “Reverse Morris Trust” transaction, previously announced on November 4, 2013, pursuant to which a wholly owned subsidiary of TRI Pointe Homes, Inc. (NYSE: TPH) (“TRI Pointe”) will merge with and into WRECO (the “Merger”), with WRECO surviving the Merger and becoming a wholly owned subsidiary of TRI Pointe. Weyerhaeuser intends to accept shares validly tendered in the exchange offer, subject to proration, and expects the closing of the merger to occur on July 7, 2014 following the satisfaction of all closing conditions.

In the exchange offer, Weyerhaeuser shareholders had the option to exchange some, none or all of their Weyerhaeuser common shares for WRECO common shares, subject to proration. The final exchange ratio for the exchange offer was set at 1.7003 common shares of WRECO for each Weyerhaeuser common share validly tendered and not properly withdrawn. Following the closing of the Merger, each WRECO common share will automatically be converted into the right to receive 1.297 shares of TRI Pointe common stock. As a result, Weyerhaeuser shareholders who tendered their Weyerhaeuser common shares as part of the exchange offer will receive approximately 2.2053 shares of TRI Pointe common stock for each Weyerhaeuser common share accepted for exchange.

Exchange Offer Results

Pursuant to the exchange offer, which expired on July 2, 2014 at 12:00 midnight, New York City time, and based on a preliminary count by the exchange agent, a total of approximately 207,224,840 Weyerhaeuser common shares were tendered prior to the expiration of the exchange offer, including 102,423,703 shares tendered pursuant to guaranteed delivery procedures. The total number of shares tendered includes an estimated 320,817 Weyerhaeuser common shares tendered by odd-lot shareholders. Weyerhaeuser will exchange a total of approximately 58,813,151 Weyerhaeuser common shares in the exchange offer.

Based on the total number of Weyerhaeuser common shares reported to be tendered and not properly withdrawn prior to the expiration of the exchange offer, the exchange offer was oversubscribed by approximately 148,411,689 shares, including 102,423,703 shares tendered pursuant to guaranteed delivery procedures, resulting in a preliminary proration factor of approximately 28.27 percent.

Weyerhaeuser will not be able to determine the final proration factor until the end of the exchange offer’s guaranteed delivery period at 5:00 p.m., New York City time, on July 8, 2014. Weyerhaeuser will publicly announce the final proration factor, which may be different from today’s preliminary estimate, once it has been determined.

Because more than 58,813,151 Weyerhaeuser common shares were tendered, all WRECO common shares owned by Weyerhaeuser are expected to be distributed to Weyerhaeuser shareholders who tendered their Weyerhaeuser common shares in the exchange offer, and no WRECO common shares are expected to be distributed to Weyerhaeuser shareholders as a pro rata dividend.

About Weyerhaeuser

Weyerhaeuser Company, a Washington corporation, is one of the world’s largest private owners of timberlands. Weyerhaeuser owns or controls nearly seven million acres of timberlands, primarily in the U.S., and manages another 13.9 million acres under long-term licenses in Canada. It manages these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. Weyerhaeuser is also one of the largest manufacturers of wood and specialty cellulose fibers products, and through WRECO it develops real estate, primarily as a builder of single-family homes. Weyerhaeuser is a real estate investment trust. Its business segments are timberlands (which includes logs, chips and timber), wood products (which includes softwood lumber, plywood, veneer, oriented strand board, hardwood lumber, engineered lumber, raw materials and building materials distribution), cellulose fibers (which includes fluff pulp, liquid packaging board and paper products) and real estate. Weyerhaeuser generated revenues of $2.0 billion during the three months ended March 31, 2014 and $8.5 billion during the year ended December 31, 2013. Weyerhaeuser is listed on the Dow Jones World Sustainability Index, and the company’s common stock trades on the New York Stock Exchange under the symbol WY.

Forward-Looking Statements

This communication contains forward-looking statements concerning Weyerhaeuser Company (“Weyerhaeuser”) and TRI Pointe Homes, Inc. (“TRI Pointe”). These statements are based on various assumptions and the current expectations of the management of Weyerhaeuser and TRI Pointe, and may not be accurate because of risks and uncertainties surrounding these assumptions and expectations. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on the operations or financial condition of Weyerhaeuser or TRI Pointe. Forward-looking statements included herein are made as of the date hereof, and Weyerhaeuser and TRI Pointe undertake no obligation to publicly update or revise any forward-looking statement unless required to do so by the federal securities laws.

Some forward-looking statements discuss Weyerhaeuser’s and TRI Pointe’s plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “would,” “could,” “approximately,” “anticipates,” “estimates,” “targets,” “intends,” “likely,” “projects,” “positioned,” “strategy,” “future,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms. Forward-looking statements in this document include statements regarding the expected effects on Weyerhaeuser, Weyerhaeuser Real Estate Company (“WRECO”) and TRI Pointe of the proposed distribution of WRECO to Weyerhaeuser’s shareholders and combination of WRECO with a subsidiary of TRI Pointe (the “Transaction”), the anticipated timing and benefits of the Transaction and whether the Transaction will be tax-free for Weyerhaeuser and its shareholders for U.S. federal income tax purposes. Forward-looking statements also include all other statements in this document that are not historical facts.

These statements are based on the current expectations of the management of Weyerhaeuser and TRI Pointe (as the case may be) and are subject to uncertainty and to changes in circumstances. Major risks, uncertainties and assumptions include, but are not limited to: the satisfaction of the conditions to the Transaction and other risks related to the completion of the Transaction and actions related thereto; Weyerhaeuser’s and TRI Pointe’s ability to complete the Transaction on the anticipated terms and schedule, including the anticipated tax treatment of the Transaction and related transactions; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; TRI Pointe’s ability to integrate WRECO successfully after the closing of the Transaction and to achieve anticipated synergies; the risk that disruptions from the Transaction will harm Weyerhaeuser’s or TRI Pointe’s businesses; the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and the strength of the U.S. dollar; and other factors described under “Risk Factors” in each of Weyerhaeuser’s and TRI Pointe’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.

Additional Information and Where to Find It

In connection with the proposed “Reverse Morris Trust” transaction between TRI Pointe Homes, Inc. (“TRI Pointe”) and Weyerhaeuser Company (“Weyerhaeuser”), pursuant to which the homebuilding subsidiary of Weyerhaeuser, Weyerhaeuser Real Estate Company (“WRECO”) (with certain exclusions), will be combined with TRI Pointe, TRI Pointe has filed a registration statement on Form S-4 (No. 333-193248) with the Securities and Exchange Commission (“SEC”), which includes a prospectus. In addition, WRECO has filed a registration statement on Forms S-4 and S-1 (No. 333-193251) in connection with its separation from Weyerhaeuser. Investors and security holders are urged to read the registration statement/prospectus and any other relevant documents, because they contain important information about TRI Pointe, the real estate business of Weyerhaeuser and the proposed transaction. The registration statement/prospectus and any amendments and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from Weyerhaeuser upon written request to Weyerhaeuser Company, 33663 Weyerhaeuser Way South, Federal Way, Washington 98003, Attention: Vice President, Investor Relations, or by calling (253) 924-2058, or from TRI Pointe upon written request to TRI Pointe Homes, Inc., 19520 Jamboree Road, Irvine, California 92612, Attention: Investor Relations, or by calling (949) 478-8696.

Tender Offer Documents

On May 22, 2014, Weyerhaeuser Company (“Weyerhaeuser”) filed with the SEC a tender offer statement on Schedule TO regarding the proposed exchange offer for the split-off of the Weyerhaeuser real estate business as part of the proposed “Reverse Morris Trust” transaction between TRI Pointe Homes, Inc. and Weyerhaeuser. Investors and security holders are urged to read the tender offer statement (as updated and amended) filed by Weyerhaeuser with the SEC regarding the tender offer because it contains important information. Investors and security holders may obtain a free copy of the tender offer statement and other documents filed by Weyerhaeuser with the SEC on the SEC’s web site at www.sec.gov. The tender offer statement and these other documents may also be obtained free of charge from Weyerhaeuser by directing a request to Weyerhaeuser Company, 33663 Weyerhaeuser Way South, Federal Way, Washington 98003, Attention: Vice President, Investor Relations, or by calling Weyerhaeuser at (253) 924-2058.